Exhibit 99.1

Oncocyte Announces Pricing of $35 Million Public Offering of Common Stock

Irvine, Calif., February 5, 2021 — Oncocyte Corporation (NYSE American: OCX), a molecular diagnostics company with a mission to provide actionable answers at critical decision points across the cancer care continuum, today announced that it has priced the previously announced underwritten public offering of 7,780,000 shares of its common stock, at a public offering price of $4.50 per share. The gross proceeds to the Company from this offering are expected to be approximately $35.0 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company. The offering is expected to close on or about February 9, 2021, subject to satisfaction of customary closing conditions. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,167,000 shares of its common stock at the public offering price.

Piper Sandler & Co. is acting as Sole Book-Runner for the offering. BTIG, LLC and Needham & Company are acting as Co-Lead Managers.

Oncocyte intends to use net proceeds from the offering to promote commercialization of its lead diagnostic test DetermaRx™; to complete development of DetermaIO™; and for development of future tests in its pipeline, including the CNI Monitor test that OncoCyte expects to acquire through a merger with Chronix Biomedical, Inc. Proceeds may also be used for pending acquisitions and post-acquisition obligations related to the Chronix merger, the purchase of the outstanding shares of Razor Genomics, Inc. common stock, and the earlier acquisition of Insight Genetics, Inc. Net proceeds not used for the foregoing purposes may be used for general corporate and working capital purposes and to invest in or acquire businesses or technologies that the Company believes are complementary to its business, although the Company has no other binding agreements to acquire any such business or technology.

The offering is being made pursuant to a “shelf” registration statement on Form S-3 (File No. 333-231980) that became effective with the Securities and Exchange Commission (“SEC”) on June 18, 2019, the base prospectus contained therein and a prospectus supplement. A preliminary prospectus supplement and accompanying base prospectus relating to the offering and the shares of common stock being offered has been filed with the SEC. Before you invest, you should read the prospectus in the registration statement, the preliminary prospectus supplement, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Copies of the registration statement, the preliminary prospectus supplement and accompanying base prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or, when available, by contacting: Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924, or by email at prospectus@psc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation, or sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Oncocyte Corporation

Oncocyte is a molecular diagnostics company whose mission is to provide actionable answers at critical decision points across the cancer care continuum. The Company, through its proprietary tests and pharmaceutical services business, aims to help save lives and improve outcomes by accelerating and optimizing the diagnosis and treatment of cancer. The Company’s tests and services present multiple opportunities to advance cancer care while also driving revenue growth for the Company. Oncocyte recently launched DetermaRx™, a test that identifies early-stage lung cancer patients who are at high risk for cancer recurrence post-resection and predicts benefit from adjuvant chemotherapy. Oncocyte has also launched DetermaIO™, a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies, as a research use only tool for pharmaceutical and academic clinical trials. To complement DetermaIO, the company anticipates launching DetermaTx™, a test to assess mutational status of a tumor to help identify the appropriate targeted therapy, in the second half of 2021. The Company also continues with the development of DetermaMx™ as the company seeks to expand into the blood-based monitoring market. Oncocyte’s pharmaceutical services provide pharmaceutical companies who are developing new cancer treatments a full suite of molecular testing services to support the drug development process.

DetermaRx, DetermaIO, DetermaMx, and DetermaTx are trademarks of Oncocyte Corporation. Therasure is a trademark of Chronix Biomedical Inc.

Oncocyte Forward Looking Statements

Oncocyte cautions you that this press release contains forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, the offering and use of proceeds, the potential impact of COVID-19 on our or any distributor’s financial and operational results, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of our third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to our or any distributor’s supply chain, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, and the need to obtain third party reimbursement for patients’ use of any diagnostic tests we commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, greater than estimated allocations of resources to develop and commercialize technologies, or failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Bob Yedid

LifeSci Advisors, LLC

646-597-6989

bob@lifesciadvisors.com

Media Contact

Cait Williamson, Ph.D.

LifeSci Communications, LLC

656-751-4366

cait@lifescicomms.com